Exhibit 10.(iv)(L)



             MONTGOMERY WARD CHANGE OF CONTROL SECURITY PLAN

PARTICIPANT:        [NAME OF PARTICIPANT]

PURPOSE OF PLAN

This Plan is created to provide the selected executives with financial security in the event of the sale or Change of Control of the Company. Additionally, the Plan is designed to encourage the participant's cooperation with any marketing and sale which may be undertaken with respect to the Company and the continuation of the successful operation of the Company during and after any such sale.

All benefits of this Plan are due only if the Company is sold or has a Change of Control and the participant is a "Qualified
Participant" on the Closing Date of such transaction.

A "Qualified Participant" must either be actively employed by the Company on the Closing Date of a transaction or been terminated for reasons other than voluntary resignation or "Cause" as defined in the Senior Officer Severance Plan within one year of the Closing Date of a transaction.

PLAN BENEFITS

In the event of a sale or Change of Control of the Company, you will be eligible for:

1.)  Sale Bonus

     A Sale Bonus of [one-third of base salary] is payable on the Closing Date of such transaction. In addition, you are eligible to receive a Discretionary Award supplement of up to [one-third of base salary] which will be based upon an evaluation of your contribution and cooperation in such a sale of the Company. The Discretionary Award supplement amount will be recommended by the Chairman and C.E.O. with the approval of the Board of Directors prior to the Closing Date.

2.)  Enhanced Severance Plan

     Upon the completion of such a sale of the Company, you will receive an enhanced Severance Plan that will provide an additional twelve months of base salary above the normal Senior Officer Severance Plan coverage if you are either terminated by the Company for any reason other than voluntary resignation or "Cause" as defined above; or you are "demoted" during the first two years following a Change of Control. For purposes of this Plan, "demoted" is defined as any negative change to the participant's position responsibilities, Job Title, Compensation, Benefits or a relocation more than 50 miles from Chicago without the participant's prior written agreement to such change.

     If you are separated under the conditions of this provision, you will also receive:

     A.) Continuation of all your benefits for the entire severance period at the Associate's premium rates.

     B.) Executive Outplacement Services consistent with past executive plans and capped at $20,000 cost to the Company.

     C.)  Continuation of Tax Preparation and Financial Planning
          Services Plan for one year.

ADDITIONAL PROVISIONS

     1.)  This Plan is a supplement to the normal Senior Officer
          Severance Plan and does not diminish the benefits of that plan in any way.

     2.) This Plan will terminate two years and one month after December 31, 1998 unless specifically renewed.

     3.) This Plan does not create an Employment Contract and does not alter the Employment-At-Will relationship between the Company and the Participant. It only provides the benefits stated if conditions are met while the participant is employed by the Company under the terms of this Plan.

     4.) This Plan is confidential and is not to be discussed with anyone other than the Chairman and CEO or the Executive Vice President Human Resources.

     [NAME OF PARTICIPANT] IS SELECTED TO PARTICIPATE IN THE
     CHANGE OF CONTROL SECURITY PLAN.

                                   /s/ Bernard F. Brennan
                                   March 1, 1996

I understand the terms and conditions of this Plan and I accept participation in the Change of Control Security Plan and agree to the terms and conditions of the Plan.

                                   /s/ [Name of Participant]
                                   March 1, 1996